Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS 2012 FIRST QUARTER RESULTS

HOUSTON, TX – May 9, 2012 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced results for the first quarter ended March 31, 2012.

$ in thousands	3 Months Ended
(except per share data)	3/31/12	3/31/11	% Change*
Revenues	$98,425	$99,242	(0.8)%
Gross profit	$1,873	$7,599	(75.4)%
Gross margin	1.9%	7.7%	(75.3)%
Operating income (loss)	$(4,562)	$1,688	NM
Net income (loss) attributable to common stockholders	$(7,500)	$44	NM
Diluted net income (loss) per share attributable to common stockholders**	$(0.44)	$0.00	NM

* The percentages and amounts shown for changes between periods in the table above and in the discussions below are based on the amounts reported in the Form 10-Q and may differ from the amounts which would have been calculated from the table above as a result of rounding.
**Based on 16.3 million and 16.6 million weighted-average diluted shares outstanding for the three months ended March 31, 2012 and 2011, respectively.
NM – Not meaningful

2012 First Quarter Compared to 2011
The slight decline in 2012 first quarter revenues was primarily due to lower revenues from contracts in Texas, and, to a lesser extent, in Nevada and Utah.  This decline was largely offset by $11.9 million in revenues attributable to J. Banicki Construction, Inc. (operating in Arizona) and Myers & Sons Construction, L.P. (operating in California), both of which were acquired in August 2011.  Gross profit and gross margin declined due to net downward revisions of estimated revenues and gross profit on a number of construction projects, primarily in Texas.  During the quarter ended March 31, 2012, our projects continued to be impacted by a number of the issues identified in the fourth quarter of 2011, and changes in estimated revenues and gross margin on certain construction projects resulted in a net charge of $3.9 million included in the operating results and a $2.4 million after-tax charge or $0.15 per diluted share attributable to Sterling common stockholders.  As previously reported, we have made a number of changes to our management team, systems and controls, and while we expect the implementation of these changes will help to improve profitability in the future, we do not expect to see a substantial improvement on our 2012 results.

Results for the first quarter of 2012 were also impacted by an increase in net income attributable to noncontrolling interest owners.  Subsequent to the issuance of the Company’s financial statements for December 31, 2011, the members of Ralph L. Wadsworth Construction Company, LLC (“RLW”), including the Company, agreed to amend their operating agreement effective January 1, 2012 to provide that any goodwill impairment, including the 2011 fourth quarter goodwill impairment, is not to be allocated to RLW for the purpose of calculating the distributions to be made to the RLW noncontrolling interest holders.  This amendment resulted in an increase in the net income attributable to RLW’s noncontrolling interests of $6.7 million for the three months ended March 31, 2012.  Net of the related tax impact, this $6.7 million increase reduced net income attributable to Sterling’s common stockholders by $4.4 million or $0.27 per diluted share.

Backlog at March 31, 2012 was $868.0 million and included approximately $11 million of expected revenues for which contracts had not yet been officially awarded.  This compares to backlog of $741.0 million at December 31, 2011.  During the current first quarter, we were awarded or were the apparent low bidder on $194.0 million of contracts, compared to $179.0 million in the same period last year.  We currently estimate that $565.0 million of backlog at March 31, 2012 will be constructed in the remainder of 2012.

First quarter capital expenditures were $5.9 million compared with $8.4 million in the first quarter of 2011, but we continue to expect that 2012 capital expenditures will be higher than the $24.0 million spent in 2011.  These expenditures are necessary to support our higher level of operations and to replace retiring equipment.  Proceeds from the sale of property and equipment totaled $3.3 million in the current first quarter, as we undertook a program to dispose of underutilized and aging equipment.

Strong Financial Position
We are in very sound financial condition, and are well positioned geographically and in terms of our diverse portfolio of skills and Company-owned equipment, to compete for projects as they become available.
At March 31, 2012:
•	Working capital totaled $92.1 million, including $60.2 million of cash, cash equivalents and short-term investments;
•	Up to $48.2 million in borrowings was available under the credit facility with an optional increase amount of $50 million; and,
•	Tangible net worth of $153.3 million was more than adequate to support our bonding requirements.

Outlook
Despite the slight decline in comparable first quarter revenues, we continue to expect that full year 2012 revenues will increase more than 25% from 2011 as a result of the higher backlog at the beginning of the year as compared to the prior year, the impact of a full year of operations for J. Banicki Construction and Myers & Sons, and contract awards of $194 million in the first quarter of 2012.  However, based on estimated gross margins in our current backlog, we expect our overall gross margins for 2012 to be lower than the 8.0% reported for 2011.  Consequently, we also anticipate that our net income and diluted earnings per common share of stock attributable to Sterling common stockholders for the period from April 1, 2012 to December 31, 2012 will be comparable to the $5.9 million and $0.31 per share reported for the same nine-month period in 2011 (after excluding the $41.8 million and $2.55 per share impact of the goodwill impairment recorded in the fourth quarter of 2011).

The failure by Congress to enact a long-term, multi-year federal highway bill with adequate funding has been one of the most limiting factors in our ability to secure construction projects at favorable margins because it has generally precluded states from awarding large, two to four-year highway and bridge construction contracts, which adversely affects levels of infrastructure capital expenditures in our markets, thereby reducing opportunities to replace backlog at reasonable margins and leading to increased competition for new projects.  Therefore, we expect continued pressure on our gross margins on new contract awards until this situation is alleviated.

Conference Call and Filings
Sterling’s management will hold a conference call to discuss these results and recent corporate developments at 10:00 am ET/9:00 am CT tomorrow, Thursday, May 10, 2012.  Interested parties may participate in the call by dialing (201) 493-6744 or (877) 445-9755 ten minutes before the conference call is scheduled to begin, and asking for the Sterling Construction call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.sterlingconstructionco.com at least 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.  We suggest listeners use Microsoft Explorer as their web browser.

The Company filed its 2012 First Quarter Report on Form 10-Q with the U.S. Securities and Exchange Commission on May 9, 2012.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects in Texas, Utah, Nevada, Arizona, California and other states where there are construction opportunities.  Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact:
Sterling Construction Company, Inc.	Investor Relations Counsel
Pat Manning	The Equity Group Inc.
Chairman & Chief Executive Officer	Linda Latman212-836-9609
Elizabeth Brumley	Lena Cati 212-836-9611
EVP & Chief Financial Officer
281-821-9091

(See Accompanying Tables)

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenues	$98,425	$99,242
Cost of revenues	(96,552)	(91,643)
Gross profit	1,873	7,599
General and administrative expenses	(7,666)	(6,056)
Other income	1,231	145
Operating income (loss)	(4,562)	1,688
Gain (loss) on sale of securities and other	750	(204)
Interest income	416	378
Interest expense	(385)	(214)
Income (loss ) before income taxes and earnings attributable to noncontrolling interests	(3,781)	1,648
Income tax benefit (expense)	3,976	(166)
Net income	195	1,482
Noncontrolling owners’ interests in earnings of subsidiaries and joint ventures	(7,695)	(1,438)
Net income (loss) attributable to Sterling common stockholders	$(7,500)	$44

Net income (loss) per share attributable to Sterling common stockholders:
Basic	$(0.44)	$0.00
Diluted	$(0.44)	$0.00

Weighted average number of common shares outstanding used in computing per share amounts:
Basic	16,322,477	16,464,842
Diluted	16,322,477	16,624,459

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$16,610	$16,371
Short-term investments	43,582	44,855
Contracts receivable, including retainage	72,893	74,875
Costs and estimated earnings in excess of billings on uncompleted contracts	17,822	16,509
Inventories	3,398	1,922
Deferred tax asset, net	521	1,302
Receivables from and equity in construction joint ventures	7,546	6,057
Deposits and other current assets	3,876	2,132
Total current assets	166,248	164,023
Property and equipment, net	82,680	83,429
Goodwill	54,500	54,050
Other assets, net	5,435	2,329
Total assets	$308,863	303,831
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$44,826	40,064
Billings in excess of costs and estimated earnings on uncompleted contracts	21,014	18,583
Current maturities of long-term debt	573	573
Income taxes payable	66	2,013
Accrued compensation	5,385	5,329
Other current liabilities	2,250	2,723
Total current liabilities	74,114	69,285
Long-term liabilities:
Long-term debt, net of current maturities	245	263
Other long-term liabilities	2,398	2,597
Total long-term liabilities	2,643	2,860
Commitments and contingencies
Obligation for noncontrolling owners’ interests in subsidiaries and joint ventures	24,346	16,848
Equity:
Sterling stockholders’ equity:
Preferred stock, par value $0.01 per share; 1,000,000 shares authorized, none issued	--	--
Common stock, par value $0.01 per share; 19,000,000 shares authorized, 16,322,912 and 16,321,116 shares issued	163	163
Additional paid in capital	196,240	196,143
Retained earnings	9,310	16,509
Accumulated other comprehensive income	538	496
Total Sterling common stockholders’ equity	206,251	213,311
Noncontrolling interests	1,509	1,527
Total equity	207,760	214,838
Total liabilities and equity	308,863	303,831